Exhibit 99.1

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

 Alliance Data Reports Record First Quarter 2014 Results

•	Revenue Increases 17 Percent to $1.23 Billion
•	Strong Organic Revenue Growth of 8 Percent
•	Core EPS Increases 9 Percent to $2.79
•	Raises Guidance

Dallas, TX, April 17, 2014 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended March 31, 2014.

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2014	2013	% Change

Revenue	$1,233	$1,053	17%
Net income attributable to Alliance Data stockholders per diluted share (“EPS”) (a)	$2.08	$1.92	8%
Diluted shares outstanding	66.1	67.3	-2%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA, net of funding costs and non-controlling interest (“adjusted EBITDA, net”) (a)	$335	$326	3%
Core earnings attributable to Alliance Data stockholders per diluted share (“core EPS”) (a)	$2.79	$2.55	9%

(a)
Alliance Data acquired 60 percent of Netherlands-based BrandLoyalty on January 2, 2014. Profitability measures shown above are net of amounts attributable to the 40 percent not acquired, referred to as ‘non-controlling interest”.

(b)	See “Financial Measures” below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
April 17, 2014

CONSOLIDATED RESULTS
Revenue increased 17 percent to $1.23 billion while adjusted EBITDA, net increased 3 percent to $335 million for the first quarter of 2014. EPS increased 8 percent to $2.08 and core EPS increased 9 percent to $2.79 for the first quarter of 2014, exceeding guidance of $2.70. Acquisition costs related to BrandLoyalty decreased core EPS by approximately $0.04 for the quarter.

Diluted shares outstanding were 66.1 million for the first quarter of 2014, down approximately 2 percent or 1.3 million shares compared to the first quarter of 2013. Phantom shares declined 4.4 million shares, due to the maturity of the 2013 convertible senior notes during the third quarter of 2013, plus share repurchases reduced diluted shares by 1.4 million shares. Partially offsetting these declines, shares associated with the convertible debt warrants increased 4.2 million.

Ed Heffernan, president and chief executive officer, provided the following color: “The first quarter was a decent start to the year with overall performance a bit stronger than expected. Accordingly, we are drifting up our full-year revenue and core EPS guidance and hoping for more good news as the year progresses. Looking at our segments:

•
Private Label started the year strong with mid-teens growth in its key metrics: 17 percent growth in credit sales, 15 percent growth in credit card receivables and 13 percent growth in revenue. Notably, we continue to gain tender share as card sales at our retail clients increased about 7 percent for the first quarter, more than double the retailers’ comparable sales growth. New signings - Virgin America, Venus, DSW and IDD - have us on track for another $2 billion vintage year following a record 2013.

•
Epsilon had mixed performance for the quarter. Organic revenue growth was strong at 9 percent, but the flow-through to adjusted EBITDA, net was only 1 percent. Some of the incremental costs support the ramp-up of new clients, which makes sense given our record backlog. However, for the remainder of 2014, we hope to see more leveraging of the revenue growth.

•
For LoyaltyOne, some areas are working well, but others need some work. The core AIR MILES® business is expected to face a couple of headwinds during the year. The first, and biggest challenge, is the Canadian dollar, down about 8 percent from a year ago. Ouch. The lower translation rate reduced revenue and core EPS by about $19 million and 5 cents, respectively, for the quarter. The second is weak consumer spending. AIR MILES reward miles issued started the year weak, down about 4 percent compared to last year. But, while issuance by quarter may be choppy, we still expect low single-digit growth for 2014. Putting AIR MILES aside, other LoyaltyOne businesses are looking good. BrandLoyalty started strong, and we now have a sight-line to $550 million in revenue for the year versus the $500 million originally expected. And, in Brazil, Dotz added over one million collectors during the quarter, which was good to see.

Alliance Data Systems Corporation
April 17, 2014

“To wrap-up, the first quarter of 2014 only strengthened our confidence that we can deliver full-year revenue and core EPS growth each in excess of 20 percent, while absorbing significant upfront costs - primarily personnel - needed to support programs now that we expect will drive growth in 2015-2017.”

SEGMENT REVIEW
LoyaltyOne: Revenue for the segment increased 37 percent, to $329 million for the first quarter of 2014, due to the BrandLoyalty acquisition, which added $112 million. Excluding BrandLoyalty, revenue decreased 10 percent from the first quarter of 2013 to $217 million primarily due to unfavorable Canadian exchange rates (-$19 million) and a 4 percent decline in AIR MILES® reward miles redeemed (-$6 million). Adjusted EBITDA, net was $65 million for the first quarter of 2014, up 4 percent compared to the prior year. Excluding BrandLoyalty, adjusted EBITDA decreased 10 percent from the first quarter of 2013 to $57 million, primarily due to unfavorable Canadian exchange rates (-$5 million), while margins remained consistent with the prior year quarter at 26 percent. BrandLoyalty contributed $14 million ($9 million, net of non-controlling interest) to the first quarter of 2014, with the first quarter typically the lowest for BrandLoyalty due to seasonality.

AIR MILES reward miles issued decreased 4 percent compared to the first quarter of 2013 due to weakness in consumer credit card spending coupled with limited promotional activity. AIR MILES reward miles redeemed decreased 4 percent compared to the first quarter of 2013, due to reduced demand for domestic travel as a result of inclement weather.

During the quarter, Dotz, our joint venture in Brazil, signed a multi-year renewal agreement with Banco do Brasil, a pillar sponsor in the rapidly expanding coalition loyalty program. Dotz finished the first quarter with 12 million collectors, up from 10.8 million at the start of the year. Dotz is currently operating in nine markets and the plan is to enter four additional markets during 2014.

Epsilon: Revenue for the segment increased 9 percent to $348 million for the first quarter of 2014. Organic growth was strong in all major product offerings, with technology revenue up 11 percent, agency revenue up 9 percent and data revenue up 5 percent. Adjusted EBITDA, net was $55 million for the first quarter of 2014, up 1 percent compared to the prior year. Growth was dampened in the first quarter of 2014 due to the ramp-up of expenses in advance of revenue recognition for two new clients in the process of being on boarded (-$2 million), higher health care costs due to increased participation (-$2 million), and severance associated with the integration of HMI (-$2 million). Adjusted EBITDA, net margins in the first quarter of 2014 were down 1 percent to 16 percent, principally due to the on boarding impact (timing) and integration severance (non-recurring) expenses discussed previously.

Alliance Data Systems Corporation
April 17, 2014

During the quarter, Epsilon signed multi-year agreements with Ebates, Inc. to provide global targeted email marketing services, and UncommonGoods to manage and host its consumer database as part of its data-driven marketing efforts.

Private Label Services and Credit: Revenue for the segment increased 13 percent to $562 million for the first quarter of 2014, driven by a 15 percent increase in average credit card receivables. Adjusted EBITDA, net increased 7 percent to $244 million for the first quarter of 2014. Growth was muted by incremental headcount added during the first quarter of 2014 in anticipation of future growth (-$16 million).

Credit sales increased 17 percent for the first quarter of 2014, aided by a 7 percent increase in core cardholder spending. Credit card receivables were $8.1 billion at March 31, 2014, up 15 percent compared to March 31, 2013. Principal loss rates were 4.8 percent for the first quarter of 2014, up 30 basis points from the first quarter of 2013.  Portfolio funding costs were $31 million for the first quarter of 2014, essentially flat with the first quarter of 2013, but down 30 basis points to 1.6 percent, expressed as a percentage of average credit card receivables.

Recently, Private Label signed multi-year agreements with fashion retailer Venus and International Diamond Distributors to provide private label credit card services, and footwear retailer DSW to provide co-brand credit card services. In addition, Private Label signed long-term renewal agreements with HSN and Ann Inc. to continue to provide private label and co-brand card and marketing services.

2014 Outlook
Second Quarter: The Company expects approximately $1.25 billion in revenue and $2.70 in core EPS, increases of 22 percent (9 percent organic) and 12 percent, respectively, for the second quarter of 2014. We expect acceleration in core EPS growth for the remainder of 2014 as the diluted share drops in conjunction with the maturity of the $345 million convertible notes in May 2014.

Full Year: The Company is raising guidance from $5.14 billion to $5.25 billion in revenue, and from $12.20 to $12.25 in core EPS. The revised guidance reflects revenue and core EPS increases of 22 percent (9 percent organic) and 22 percent, respectively, for 2014.

Alliance Data Systems Corporation
April 17, 2014

Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call
Alliance Data will host a conference call on Thursday, April 17, 2014 at 8:30 a.m. (Eastern Time) to discuss the Company’s first-quarter 2014 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “21222291”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on May 1, 2014.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to Fortune magazine’s 2014 list of World’s Most Admired Companies.

Alliance Data Systems Corporation
April 17, 2014

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “would” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation
April 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue	$1,232.9	$1,053.4
Operating expenses:
Cost of operations	772.4	620.4
Provision for loan loss	70.6	66.6
General and administrative	34.0	22.3
Depreciation and amortization	74.1	52.9
Total operating expenses	951.1	762.2
Operating income	281.8	291.2
Interest expense, net:
Securitization funding costs	22.9	24.5
Interest expense on deposits	8.3	7.0
Interest expense on long-term and other debt, net	36.6	51.0
Total interest expense, net	67.8	82.5
Income before income taxes	214.0	208.7
Income tax expense	78.3	79.7
Net income	$135.7	$129.0
Less: net loss attributable to non-controlling interest	(1.7)	–
Net income attributable to Alliance Data Systems Corporation stockholders	$137.4	$129.0

Per share data:
Basic – Net income attributable to Alliance Data Systems Corporation stockholders	$2.59	$2.59

Diluted – Net income attributable to Alliance Data Systems Corporation stockholders	$2.08	$1.92

Weighted average shares outstanding – basic	53.0	49.8
Weighted average shares outstanding – diluted	66.1	67.3

Alliance Data Systems Corporation
April 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of March 31, 2014	As of December 31, 2013
ASSETS
Cash and cash equivalents	$706.6	$969.8
Credit card receivables, net	7,606.1	8,069.7
Redemption settlement assets	568.6	510.3
Intangible assets, net	840.1	460.4
Goodwill	2,296.3	1,735.7
Other assets	1,739.6	1,498.4
Total assets	$13,757.3	$13,244.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,066.2	$1,137.2
Deposits	2,673.9	2,816.4
Non-recourse borrowings of consolidated securitization entities	4,171.9	4,591.9
Debt	2,960.2	2,800.3
Other liabilities	1,592.4	1,042.7
Total liabilities	12,464.6	12,388.5
Redeemable non-controlling interest	342.8	–
Stockholders' equity	949.9	855.8
Total liabilities and equity	$13,757.3	$13,244.3

Alliance Data Systems Corporation
April 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$135.7	$129.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74.1	52.9
Deferred income taxes	25.3	14.6
Provision for loan loss	70.6	66.6
Non-cash stock compensation	15.6	13.0
Amortization of discount on debt	8.1	22.2
Change in operating assets and liabilities	10.6	(17.7)
Originations of loan receivables held for sale	(1,114.6)	–
Sales of loan receivables held for sale	1,114.2	–
Other	(6.5)	(1.6)
Net cash provided by operating activities	333.1	279.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(77.8)	(52.9)
Change in restricted cash	0.3	(463.1)
Change in credit card receivables	384.0	371.4
Purchase of credit card receivables	–	(37.1)
Capital expenditures	(43.5)	(28.3)
Payments for acquired businesses, net of cash acquired	(259.5)	–
Other	(3.9)	(48.0)
Net cash used in investing activities	(0.4)	(258.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	496.8	–
Repayments of borrowings	(484.8)	(6.1)
Proceeds from convertible note hedge counterparties	93.4	–
Repayments of convertible note borrowings	(115.1)	–
Issuances of deposits	341.3	326.9
Repayments of deposits	(483.8)	(378.2)
Non-recourse borrowings of consolidated securitization entities	530.0	500.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(950.0)	(547.4)
Purchase of treasury shares	(44.6)	(51.7)
Other	24.5	9.2
Net cash used in financing activities	(592.3)	(147.3)
Effect of exchange rate changes on cash and cash equivalents	(3.6)	(3.0)
Change in cash and cash equivalents	(263.2)	(129.3)
Cash and cash equivalents at beginning of period	969.8	893.4
Cash and cash equivalents at end of period	$706.6	$764.1

Alliance Data Systems Corporation
April 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013	Change
Segment Revenue:
LoyaltyOne	$329.0	$240.9	37%
Epsilon	347.5	317.9	9%
Private Label Services and Credit	561.8	497.3	13%
Corporate/Other	–	–	nm
Intersegment Eliminations	(5.4)	(2.7)	nm
	$1,232.9	$1,053.4	17%

Segment Adjusted EBITDA, net:
LoyaltyOne	$65.2	$62.6	4%
Epsilon	55.2	54.4	1%
Private Label Services and Credit	243.5	226.8	7%
Corporate/Other	(29.3)	(18.2)	61%
Intersegment Eliminations	–	–	nm
	$334.6	$325.6	3%

Key Performance Indicators:
Private Label statements generated	50.9	46.6	9%
Average receivables	$8,022.7	$6,963.6	15%
Credit sales	$3,614.2	$3,095.6	17%
AIR MILES reward miles issued	1,146.9	1,191.5	(4)%
AIR MILES reward miles redeemed	1,056.2	1,104.3	(4)%

nm-not meaningful

Alliance Data Systems Corporation
April 17, 2014

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
Adjusted EBITDA and Adjusted EBITDA, net:	2014	2013
Net income	$135.7	$129.0
Income tax expense	78.3	79.7
Total interest expense, net	67.8	82.5
Depreciation and other amortization	25.5	19.6
Amortization of purchased intangibles	48.6	33.3
Stock compensation expense	15.6	13.0
Adjusted EBITDA	$371.5	$357.1
Less: adjusted EBITDA attributable to non-controlling interest	5.8	–
Adjusted EBITDA, net of non-controlling interest	$365.7	$357.1
Less: funding costs (1)	31.1	31.5
Adjusted EBITDA, net of funding costs and non-controlling interest	$334.6	$325.6

Core Earnings:
Net income	$135.7	$129.0
Add back non-cash non-operating items:
Stock compensation expense	15.6	13.0
Amortization of purchased intangibles	48.6	33.3
Non-cash interest expense (2)	12.2	27.3
Non-cash mark-to-market gain on interest rate derivatives	(0.1)	(6.3)
Income tax effect (3)	(23.9)	(24.5)
Core earnings	$188.1	$171.8
Less: core earnings attributable to non-controlling interest	3.6	–
Core earnings attributable to Alliance Data Systems Corporation stockholders	$184.5	$171.8

Weighted average shares outstanding – diluted	66.1	67.3
Core earnings attributable to Alliance Data Systems Corporation stockholders per share – diluted	$2.79	$2.55

_______________

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the effective tax rate for each respective period.